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Exhibit 99.2

                   FACTORS AFFECTING FUTURE OPERATING RESULTS

     This Form 10-K, the Company's Annual Report to Shareholders, any Form 10-Q or any Form 8-K of the Company or any other written or oral statements made by or on behalf of the Company includes forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below that could cause actual results to differ materially from historical results or those anticipated. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     The following factors could cause actual results to differ materially from historical results or those anticipated:

     Real Estate Investment Risks. Real property investments are subject to varying degrees of risk. Revenues and property values may be adversely affected by the general economic climate, the local economic climate and local real estate conditions, including (i) the perceptions of prospective tenants of the attractiveness of the property; (ii) the ability to provide adequate management, maintenance and insurance; (iii) the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise; and (iv) increased operating costs. Real estate values may also be adversely affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

     Development Risks. New project development is subject to a number of risks, including risks of availability of financing, construction delays or cost overruns that may increase project costs, risks that the properties will not achieve anticipated occupancy levels or sustain anticipated lease levels, and new project commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations and the incurrence of development costs in connection with projects that are not pursued to completion.

     Illiquidity of Real Estate Investments. Real estate investments are relatively illiquid and therefore may tend to limit the ability of the Company to react promptly in response to changes in economic or other conditions.

     Dependence on Rental Income from Real Property. The Company's cash flow and results of operations would be adversely affected if a significant number of tenants were unable to meet their obligations or if the Company were unable to lease a significant amount of space in its income-producing properties on economically favorable lease terms. In the event of a default by a tenant, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on an income-producing property.

     Effect of Uninsured Loss. The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to its properties with insured limits and
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policy specifications that it believes are customary for similar properties.
There are, however, certain types of losses (generally of a catastrophic nature, such as wars or earthquakes) which may be either uninsurable, or, in the Company's judgment, not economically insurable. Should an uninsured loss occur, the Company could lose both its invested capital in and anticipated profits from the affected property.

     Lack of Geographical Diversification. A significant portion of the Company's properties is geographically concentrated. The Company's land sales, for instance, relate primarily to land in and around Columbia, Maryland. These sales are affected by the economic climate in Howard County, Maryland and the Baltimore-Washington area, and by local real estate conditions and other factors, including applicable zoning laws and the availability of financing for residential development. Similarly, most of the office/industrial buildings that the Company manages are located in the Baltimore-Washington corridor, including Columbia, Maryland. Due to the geographic concentration of this portfolio, the Company's operating results in managing these buildings depend especially on the local economic climate and real estate conditions, including the availability of comparable, competing office/industrial buildings.

     Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may become liable for the costs of the investigation, removal and remediation of hazardous or toxic substances on, under, in or migrating from such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to remediate properly such substances when present, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic wastes may also be liable for the costs of the investigation, removal and remediation of such wastes at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Other federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in the event of demolition or certain renovations or remodeling, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. Certain of the Company's properties contain underground storage tanks which are subject to strict laws and regulations designed to prevent leakage or other releases of hazardous substances into the environment. In connection with its ownership, operation and management of such properties, the Company could be held liable for the environmental response costs associated with the release of such regulated substances or related claims. In addition to clean up actions brought by federal, state and local agencies, the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. Such claims could result in costs or liabilities which could exceed the value of such property. Notwithstanding the above, the Company has not been notified by any private party or governmental authority of any non-compliance, liability or other claim in connection with environmental conditions at any of its properties that it believes will involve any material expenditure, nor is the Company aware of any environmental condition with respect to any of its properties that it believes will involve any material expenditure.

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     Americans with Disabilities Act Compliance.  Under the Americans with
Disabilities Act (the "ADA"), all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. The Company has surveyed each of its properties and believes that it is in substantial compliance with the ADA and that it will not be required to make substantial capital expenditures to address the requirements of the ADA. In addition, the Company has developed an ADA Compliance Plan and has budgeted for and moved forward with the removal of those barriers to access that are readily achievable. The Company believes that implementation of its ADA Compliance Plan will not have a material adverse effect on its financial condition.

     Competition. There are numerous other developers, managers and owners of real estate that compete with the Company in seeking management and leasing revenues, land for development, properties for acquisition and disposition and tenants for properties.

     Changes in Economic Climate. The Company's business and operating results can be adversely affected by changes in the economic environment generally. For example, an increase in interest rates will affect the interest payable on the Company's outstanding floating rate debt and may result in increased interest expense if debt is refinanced at higher interest rates. Moreover, in a recessionary economy, credit conditions may be inflexible and consumer spending conservative, which could adversely affect the Company's revenue from its retail centers.

     Hughes Acquisition. The consummation of the Merger and the HHPLP Merger described in "Recent Developments" under Item 1 above is subject to the satisfaction of many conditions, including, but not limited to obtaining requisite THC stockholder approval of the transactions and the receipt of any necessary regulatory and other consents from various federal and state governmental authorities. There can be no assurance that all or any of the conditions to the Merger and the HHPLP Merger will be satisfied, and accordingly, there can be no assurance that such mergers will be consummated.

     If these mergers are consummated, the Company will be assuming debt and issuing, at the time of the mergers, a significant amount of Common Stock and will be required under the terms of the mergers to issue additional shares of Common Stock and/or other securities in the future based on certain formulas relating to the cash flow and appraised value of certain assets of THC and its subsidiaries. In addition, the Company's results of operations could be adversely affected by the future operating performance of the real estate assets acquired in the mergers. This future operating performance is subject to a number of risks, including risks similar to those set forth above, risks relating to the location of those real estate assets in Nevada and California and other risks or potential risks.